Exhibit 99.1
Event: Market Open
Date: 5/24/2010
Company: Diodes Incorporated
Good morning, everyone! We are extremely pleased to welcome Diodes Incorporated’s President and Chief Executive Officer, Dr Keh-Shew Lu, members of the management team and board of directors, employees and all our distinguished guests to ring today’s opening bell — right here from the crossroads of the world in Times Square New York.
Diodes is one of 150 NASDAQ OMX listed companies from the great state of Texas. Like other NASDAQ OMX listed companies, you truly share a passion for innovation, and your vision and industry leadership continue to inspire us all. We are so excited to have you here today, so let’s give a round of applause to kick off the ceremony!
(Applause)
Diodes Incorporated is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets.
Diodes recently reported it’s first quarter 2010 results which resulted in record revenues and gross profit with guided revenues for the second quarter to continue to set revenue and gross profit records estimated at $142-$148 million or 4-8% sequential growth.
I think we all can agree that these efforts are all the more significant in light of the current economic climate. Companies like Diodes Incorporated are championing the kind of innovative thinking and entrepreneurial spirit that will help lift our global economy and our nation.
Dr Lu, congratulations to you and your management team’s continued success. We look forward to celebrating many more milestones with Diodes and we are proud to be your partner—working together, driving new ideas, driving growth—and this morning, we salute your leadership.
Now, please join me in welcoming Diodes Incorporated’s President and Chief Executive Officer, Keh-Shew Lu to the podium.
(Applause)
On behalf of myself, our Board of Directors and management I would like to say we too are very excited to participate once again in the Nasdaq opening bell ceremony, which is also in celebration of our tenth anniversary of trading on the Nasdaq market.
These are certainly exciting times in today’s current economic climate and today’s event only adds to our excitement.
In May 2005 when I was appointed CEO/President of Diodes Inc we participated in an opening bell ceremony with Nasdaq representing our 5th anniversary but just as important to participate in a platform that was and is all about growth and returning added shareholder value.
Our business objective is to consistently achieve profitable growth exceeding the annual industry growth by over two x, by utilizing our innovative and cost-effective packaging technology suited for high volume high growth markets and by leveraging our process expertise and design excellence to deliver market-leading semiconductor products.
Our revenue in 2004 was $185 million. Our current analyst revenue estimates for 2010 approximate $586 million representing over 200% increase or approximately 22% annual compound growth rate during the past 5 years.
As we now celebrate today our 10th anniversary on Nasdaq we look forward to continue Nasdaq support while we endeavor to grow Diodes to record levels and provide continued profitable growth to our company and Shareholders.
Now we look forward to opening today’s market.